Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos 333-219295, 333-222238, 333-226909, 333-231471, 333-256394 and 333-277760) and Form S-3 (File Nos. 333-217215 and 333-256175) of our report dated March 26, 2025 with respect to the financial statements of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2024 and for the year then ended included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Marcum llp

New York, NY

March 10, 2026